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                                                                    EXHIBIT 11.1

                          GLOBAL ELECTION SYSTEMS INC.
                         Computation of Per-Share Income
                              Treasury Stock Method

                                                     Period Ended           Period Ended
                                                   December 31, 1999      December 31, 1998

                                                     Six Months              Six Months

Weighted average number of share outstanding          18,550,795              18,483,264

Total common and common equivalent shares             20,134,129              20,123,699

Net Income (Loss) for the period                    $    787,965            $   (698,447)

Weighted average number of share outstanding          18,550,795              18,483,264

Earnings per share - basic                          $       0.04            $      (0.04)

Net Income for the period                           $    787,965            $   (698,447)

Total common and common equivalent shares             20,134,129              20,123,699

Earnings per share - fully diluted                  $       0.04            $      N / A

Earnings per share:

Basic earnings per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share is computed by dividing the net income for the period by the common and common equivalent shares outstanding for the period.